Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy and consent solicitation statement/prospectus related to the acquisition of First Data Corporation by Fiserv, Inc. for the registration of 313,129,703 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2018, except for Note 1, Note 5, Note 7, Note 10, Note 14, Note 18 and Note 19, as to which the date is August 13, 2018, with respect to the consolidated financial statements and schedules of First Data Corporation included in First Data Corporation’s Current Report on Form 8-K dated August 13, 2018, and our report dated February 20, 2018, with respect to the effectiveness of internal control over financial reporting of First Data Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 14, 2019